FOR IMMEDIATE RELEASE

Orient Paper, Inc. Announces Unaudited Preliminary Results

for First Quarter 2014

BAODING, China, May 5, 2014 – Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its preliminary unaudited results for the first quarter ended March 31, 2014. The Company will file its Form 10-Q with the Securities and Exchange Commission and will announce, through a press release, its unaudited financial results for the first quarter ended March 31, 2014 before market opens on Thursday, May 15, 2014.

Preliminary First Quarter 2014 Selected Unaudited Financial Results Highlights

	1Q14	1Q13	Change
Revenue (US$ million)	26	20	+30%
Sales volume (tonnes)
- Corrugating Medium Paper (“CMP”)	45,335	33,077	+37%
- Offset Printing Paper	10,860	9,456	+15%
- Digital Photo Paper	326	185	+76%
Average selling price/tonne (“ASP”)
- CMP	377	381	-1%
- Offset Printing Paper	678	681	-0.4%
- Digital Photo Paper	3,970	3,770	+5%
Gross profit (US$ million)	4.7	1.6	+193%
Net income (US$ million)	2.5	0.3	+733%
EPS (US$)	0.14	0.02	+600%

Key Highlights for First Quarter 2014

•	Significant improvement year-over-year of key financial metrics with an over sevenfold increase in net income
•	PM1 conducting test runs to prepare for trial production. Early completion of PM1 renovation is expected during the second quarter.
•	PM6 monthly annualized utilization reached 80% in March 2014

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “We are pleased to report our first quarter results for 2014, with significant improvement on top-line and bottom-line figures. This is largely due to the normalization of operations in the period for both CMP and offset printing paper, which were affected by the county-wide environmental inspection in the first quarter of 2013.”

Mr. Liu continued, “In addition, we achieved a monthly utilization rate of 80% for PM6 in March after our seasonally slower months of January-February due to the Chinese New Year break, which contributed to the increase of our CMP sales volumes in the quarter, compared to the same period a year back. We have also completed the installation of PM1 and are now conducting test runs to prepare for trial production on the production before we commence actual commercial production of insulation liner paper.”

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Conference Call

Orient Paper’s management will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Friday, May 16, 2014, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	32473080

A replay of this conference call will be available by dialing:

China:	400-632-2162 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-9003-4211
Passcode:	32473080

The replay will be archived for fifteen days following the earnings announcement until May 31, 2014.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

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Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugating medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com

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